Exhibit 10.45

VIRGIN MEDIA INC.

PERFORMANCE SHARE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2012 (“Grant Date”) by and between Virgin Media Inc., a Delaware Company (the “Company”), and [NAME] (the “Employee”).

1. Grant of Performance Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Virgin Media Inc. 2010 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Employee a maximum of [NUMBER] Performance Shares, each of which represents the contingent right to receive one share of Common Stock on the terms and subject to the conditions set forth herein. Unless the context otherwise requires, terms used but not defined herein shall have the same meaning as in the Plan.

2. Vesting of Performance Shares.

(a) Vesting Schedule. Except as otherwise provided in this Agreement, a number of Performance Shares shall become non-forfeitable if and only if (i) the relevant Performance Condition set out in Exhibit A has been met and (ii) the Employee has remained in the continuous employment of the Company from the Grant Date through the Earliest Settlement Date (as defined in Section 4 hereof). The number of Performance Shares that shall become non-forfeitable shall be calculated in accordance with the formula set forth in Exhibit A.

(b) No Accelerated Vesting. Notwithstanding Section 7(b)(2) of the Plan, the Performance Shares shall not vest or become non-forfeitable upon the occurrence of an Acceleration Event unless the Committee, in its absolute discretion, determines otherwise after the Grant Date.

(c) Continuous Employment. For purposes of this Agreement, the continuous employment of the Employee with the Company shall include employment with a Subsidiary Company, Parent Company or Affiliated Entity, and shall not be deemed to have been interrupted, and the Employee shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of the Employee’s employment among the Company, a Subsidiary Company, Parent Company or Affiliated Entity.

3. Forfeiture of Performance Shares.

(a) Any Performance Shares that have not theretofore become non-forfeitable as at the Earliest Settlement Date shall be forfeited if the Employee ceases to be continuously employed by the Company prior to the Earliest Settlement Date. In the event of a forfeiture, forfeited Performance Shares shall cease to be outstanding and the Employee shall cease to have right, title or interest in, to or on account of the forfeited Performance Shares or any underlying shares of Common Stock. Your right to settle the Performance Shares that have become non-forfeitable at the time of your termination shall terminate on the earlier of the following dates: (a) three months after the termination of your employment other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) January 26, 2022.

(b) For the purposes of this Agreement, where the Employee ceases to hold an office or employment with the Company because his employment is terminated by his employer without notice (for Cause) or where the Employee terminates his employment with or without notice, his employment shall be deemed to cease on the date on which the termination takes effect. If the Employee’s employment is terminated by his employer with notice his employment shall be deemed to cease on the date when such notice expires.

4. Settlement of Performance Shares.

(a) Upon Performance Shares becoming non-forfeitable in accordance with Section 2 of this Agreement, each such Performance Share shall entitle the Employee to one share of Common Stock provided that the Employee has paid to the Company US$0.01 par value per share of Common Stock, such payment to be made by the tenth anniversary of the Grant Date. Settlement of such Performance Shares shall occur on the date on which the payment by the Employee heretofore referred is made (the “Settlement Date”). The Committee shall specify a date, on or after the date on which the Company’s annual audited financial statements for the year ending December 31, 2014 are filed with the SEC, as the earliest date which may be a Settlement Date (the “Earliest Settlement Date”). In no event may the Settlement Date be later than January 26, 2022. Such shares shall be evidenced by book entry registration or by a certificate registered in the name of the Employee.

(b) Settlement of the non-forfeitable Performance Shares shall occur by delivery to the Company of a written notice signed by the person entitled to settle such Performance Share, specifying the number of non-forfeitable Performance Shares which such person wishes to settle, together with a certified bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate price for the corresponding number of shares of Common Stock and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the settlement of such Performance Shares).

5. Dividend, Voting and Other Rights. The Employee shall have none of the rights of a shareholder with respect to any shares of Common Stock underlying the Performance Shares, including the right to vote such shares and accrue or receive any dividends that may be paid thereon until such time, if any, that shares of Common Stock are delivered to the Employee in settlement thereof; provided, that, upon the occurrence of an event set forth in Section 9 of the Plan, the Performance Shares shall be subject to adjustment pursuant to Section 9 of the Plan.

6. No Special Employment Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to obligate the Company to continue the employment of the Employee for any period.

7. Withholding. It shall be a condition to the vesting of any Performance Shares, the payment of cash hereunder, or the issuance of shares of Common Stock hereunder, as the case may be, that the Employee shall pay, or make provisions for payment of, all income, employment, national insurance or other tax (or similar) and social security (or similar) withholding requirements in a manner that is satisfactory to the Company for the payment thereof.

8. Miscellaneous.

(a) Except as otherwise expressly provided herein, this Agreement may not be amended or otherwise modified in a manner that adversely affects the rights of the Employee, unless evidenced in writing and signed by the Company and the Employee.

(b) All notices under this Agreement shall be delivered by hand, sent by commercial overnight courier service or sent by registered or certified mail, return receipt requested, and first-class postage prepaid, to the Employee at the address on file with the Company’s Payroll Department and to the Company at 909 Third Avenue, Suite 2863, New York, NY 10022, or at such other address as may be designated in a notice by either party to the other.

(c) The Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any applicable federal and state securities laws.

(d) Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Employee under this Agreement without the Employee’s consent, except to the extent necessary to comply with applicable law.

(e) This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee, acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with this Agreement.

(f) Each provision of this Agreement shall be considered separable. The invalidity or unenforceability of any provision shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(h) The failure of the Company or the Employee to insist upon strict performance of any provision hereunder, irrespective of the length of time for which such failure continues, shall not be deemed a waiver of such party’s right to demand strict performance at any time in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation or provision hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

(i) This Agreement is a matter entirely separate from any pension right or entitlement that the Employee may have and from his or her terms and conditions of employment, and, in particular (but without limiting the generality of the foregoing), if the Employee leaves the employment of the Company and any Parent Company, Subsidiary Company or Affiliated Entity or otherwise ceases to be an employee thereof, he or she shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which he or she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

(j) The parties agree that, except as otherwise specified in the Plan, no third party shall have any rights under this Agreement.

IN WITNESS WHEREOF, the parties to the Agreement have duly executed and delivered this Agreement as of the date first written above.

VIRGIN MEDIA INC.
By:
Name:	Neil Berkett
Title:	Chief Executive Officer

ACCEPTED AND AGREED

By:
Name:	[NAME]

Exhibit A

1. In order for any Performance Shares to become non-forfeitable, the Cumulative Group Simple Cash Flow for the Performance Period must be at least £2,690m. Such performance target constitutes the “Performance Gate” for purposes of this Agreement. If the Performance Gate has been met or exceeded and the requirement of continuous employment set forth in the Agreement has been met, the Performance Shares will become non-forfeitable to the extent provided herein and in the Agreement. To the extent that Performance Shares do not become non-forfeitable, they will lapse.

2. The CFO of the Company shall calculate, and the Committee shall approve, the Cumulative Group Simple Cash Flow. In determining the Cumulative Group Simple Cash Flow, the Committee shall take into account all adjustments to the externally reported results as he or she and it consider to be fair and reasonable and shall make any adjustments as are, in the opinion of the Committee, necessary in order to ensure a like for like comparison with the basis on which the Cumulative Group Simple Cash Flow targets were calculated.

3. The number of Performance Shares that will become non-forfeitable is dependent on two performance conditions: (i) up to half of the Performance Shares will become non-forfeitable based on Cumulative Group Simple Cash Flow achieved as compared with the Cumulative Group Simple Cash Flow performance condition (such performance condition constitutes the “Group Simple Cash Flow Performance Condition” for purposes of this Agreement) and (ii) up to half of the Performance Shares will become non-forfeitable based on the Company’s TSV relative to a performance comparator group (such performance condition constitutes the “TSV Performance Condition” for purposes of this Agreement). The aggregate number of Performance Shares that will become non-forfeitable will be the sum of the number of Performance Shares that will become non-forfeitable under each performance condition in accordance with the vesting schedule in Section 4 below.

4. With respect to the Group Simple Cash Flow Performance Condition, the number of Performance Shares that will become non-forfeitable will be dependent on the amount of the Cumulative Group Simple Cash Flow, as follows:

a) If the Cumulative Group Simple Cash Flow is less than £2,690m, none of the aggregate number of Performance Shares shall become non-forfeitable;

b) If the Cumulative Group Simple Cash Flow is £2,690m, 8.33% of the aggregate number of Performance Shares shall become non-forfeitable;

c) If the Cumulative Group Simple Cash Flow is £2,840m, 16.66% of the aggregate number of Performance Shares shall become non-forfeitable;

d) If the Cumulative Group Simple Cash Flow is £2,910m or more, 33.33% of the aggregate number of Performance Shares shall become non-forfeitable.

e) If the Cumulative Group Simple Cash Flow is £2,988m or more and the Company is ranked 3rd, 2nd or 1st with respect to the TSV Performance Condition, 50% of the aggregate number of Performance Shares shall become non-forfeitable.

f) The number of Performance Shares that shall become non-forfeitable shall increase from 8.33% to 16.66% on a pro rata linear basis as Cumulative Group Simple Cash Flow increases from £2,690m to £2,840m and from 16.66% to 33.33% on a pro rata linear basis as Cumulative Group Simple Cash Flow increases from £2,840m to £2,910m.

5. With respect to the TSV Performance Condition, the number of Performance Shares that presumptively will become non-forfeitable will be dependent on a combination of (i) the Company’s TSV Ranking relative to the TSV Ranking of the other companies in the Comparator Group; and (ii) the Company’s absolute TSV as compared with the other companies in the Comparator Group, as follows:

a) If the Company’s TSV Ranking is 12th, 11th, or 10th, none of the Performance Shares subject to the TSV Performance Condition shall become non-forfeitable;

b) If the Company’s TSV Ranking is 9th, 8th, or 7th, between 4.17% and 13.83% of the aggregate number of Performance Shares shall become non-forfeitable;

c) If the Company’s TSV Ranking is 6th, 5th or 4th, between 16.67% and 30% of the aggregate number of Performance Shares shall become non-forfeitable; and

d) If the Company’s TSV Ranking is 3rd, 2nd or 1st, between 36.67% and 50% of the aggregate number of Performance Shares shall become non-forfeitable;

provided, however, if the Company’s TSV is negative, the number of Performance Shares subject to the TSV Performance Condition that shall become non-forfeitable shall be one half of the number otherwise calculated pursuant to this Section 5.

Within the relevant vesting range, vesting presumptively will be on a straight-line interpolation using the absolute TSV’s of the companies in the relevant range and subject to the adjustment indicated if the Company’s TSV is negative. The Committee shall have discretion to vary the formulae and calculations set forth above in this Section 5 and to set actual vesting at a level that it considers to be more appropriate in the circumstances.

6. The targets included in this Agreement are confidential non-public information of the Company and any disclosure by the Employee of such targets could subject the Employee to criminal and civil liability under the U.S. federal securities laws and other applicable law.

7. The Committee shall have the discretion to adjust or modify a performance condition if it should determine, as a result of intervening events, problems in calculation, or otherwise, that either the performance condition requires adjustment or is no longer appropriate. Fractional entitlements to shares of Common Stock will be rounded up to the nearest whole number.

8. For purposes of this Exhibit A, the following words shall have the meanings indicated. Terms used in this Exhibit A and not defined in this Section 7 shall have the same meaning as in the Agreement or the Plan, as the case may be.

(a) “capex” shall mean the Company’s consolidated purchases of fixed assets as measured on an accrual basis for the Group (excluding additions in respect of Electronic Equipment Waste Obligations accrued under the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification).

(b) “CFO” shall mean the Chief Financial Officer or Principal Financial Officer of the Company.

(c) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company or as defined in Section 3 of the Plan.

(d) “Comparator Group” shall mean the group of 12 companies, including the Company, subject to any qualifying replacements, whose TSV Ranking is calculated. The initial list of companies included in the Comparator Group is AT&T, British Sky Broadcasting, BT, Cablevision, Talk Talk, Comcast, DISH, France Telecom, Liberty Global, Rogers Communications and Verizon. The initial list of qualifying replacement companies is News Corporation Ltd, DIRECTV, Kabel Deutcshland Holding AG, Deutsche Telecom, Time Warner Cable and Vodafone. Changes to the list of companies comprising the Comparator Group, including selection of replacement companies for companies included in the initial list, is at the Committee’s discretion.

(e) “Cumulative Group Simple Cash Flow” shall mean the combined total of the Group Simple Cash Flows for each of the three years ending December 31, 2012, 2013 and 2014.

(f) “Group Simple Cash Flow” shall mean OCF less capex.

(g) “OCF” shall mean the Company’s consolidated operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

(h) “Performance Period” shall mean the three year period from January 1, 2012 to December 31, 2014.

(i) “TSV” shall mean the total shareholder value, being the return generated on a shareholding over the Performance Period assuming that all dividends are reinvested into the company on the ex-dividend date. The resulting return is expressed as an annual equivalent rate of return. The Company’s stock price shall be calculated based on its closing price on NASDAQ or any successor primary market, converted into U.K. pounds sterling at the closing exchange rate as published in the Wall Street Journal, and Company distributions and other amounts used in the calculation of the Company’s TSV shall be similarly converted. Stock prices for the companies in the Comparator Group shall be based on the closing price on their primary market. TSV shall be calculated using the average stock price over the three months immediately prior to the beginning and end of the Performance Period. The total shareholder value will then be calculated at the end of the Performance Period for all the companies in the Comparator Group. The companies in the Comparator Group will then be ranked from 1 to 12, with position 1 being assigned to the company having the highest TSV.

(j) “TSV Ranking” shall mean the ranking achieved by the Company in accordance with 8(i) above.